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Ingersoll Rand Reports on Governance Initiatives and Executive Compensation Programs

Hamilton, Bermuda, October 6, 2008 - Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial company, announced today that the company will provide for a shareholder advisory vote relating to executive compensation in 2009. In addition, the company announced that the Compensation Committee of the Board of Directors has approved modifications to the company’s long-term incentive program, which will become effective January 1, 2009. Finally, the Board of Directors decided that the company will not renew its shareholder rights plan.

At its meeting on October 5, 2008, the Board agreed to include a shareholder advisory vote on executive compensation, also called a “Say on Pay” proposal, at the company’s Annual General Meeting in June 2009.

On September 26, 2008, the company shared the details of proposed modifications to the company’s long-term incentive program with its largest shareholders as part of a previously announced meeting. Following that discussion, the Compensation Committee approved the modifications to the program during its October 4, 2008, meeting. The modifications to the program are described in the company’s Form 8-K, which will be filed later today.

Also at its October 5, 2008 meeting, the Board agreed not to renew the company’s shareholder rights plan, commonly known as a “poison pill,” which expires in December 2008.

“These actions reflect our continuing efforts to implement corporate governance initiatives that represent our shareholders’ interests and ensure Ingersoll Rand’s long-term success,” said Herbert L. Henkel, chairman, president and chief executive officer.

Ingersoll Rand is a global diversified industrial firm providing products, services and solutions to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and enhance industrial productivity and efficiency. Driven by a 100-year-old tradition of technological innovation, we enable companies and their customers to create progress. For more information, visit www.ingersollrand.com.

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